Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Media
Lynne Baker 847/851-7006
Andrea Meyer 847/585-3937

Investors:
Karen King 847/585-3899
www.careered.com

CAREER EDUCATION CORPORATION REPORTS TRANSITION IN

BUSINESS UNIT LEADERSHIP

HOFFMAN ESTATES, Ill.—(May 27, 2008) – Career Education Corporation (NASDAQ:CECO) said today that Paul Ryan has resigned from his position as senior vice president of the company’s Culinary Arts strategic business unit, effective May 30th. The company has initiated a search for a new leader for the business unit and will be considering both internal and external candidates.

Ryan has been with the company since 2000 and has served in various senior positions, including school president, senior vice president of operations for the company, as well as overseeing the Academy, Health and Culinary Divisions.

“In the past eight years I have had the privilege of working with many passionate and talented individuals who care deeply about consistently delivering quality education to our students,” said Ryan.

During the interim as the company searches for the new business unit leader, Brian Williams, vice president of operations for Culinary Arts, will manage the business unit. Williams has been with the company for more than a decade and has served in a variety of leadership roles.

“We appreciate and value Paul’s contributions to the organization over the years and we wish him the very best,” said Gary E. McCullough, president and CEO of Career Education Corporation. “Our Culinary Arts unit continues to be an important and vibrant part of our portfolio and we look forward to naming a new leader to continue to develop and enhance our culinary schools.”

About Career Education Corporation

The colleges, schools, and universities that are part of the Career Education Corporation (CEC) family offer high quality education to a diverse population of approximately 90,000 students across the world in a variety of career-oriented disciplines. The more than 75 campuses that serve these students are located throughout the U.S. and in France, Italy, and the United Kingdom, and offer doctoral, master’s, bachelor’s, and associate degrees and diploma and certificate programs. Approximately one third of students attend the web-based virtual campuses of American InterContinental University Online and Colorado Technical University Online.

CEC is an industry leader whose gold-standard brands are recognized globally. Those brands include Le Cordon Bleu Schools North America; Harrington College of Design; Brooks Institute; International Academy of Design & Technology; American InterContinental University; Colorado Technical University and Sanford-Brown Institutes and Colleges. Through its schools, CEC is committed to providing quality education, enabling students to graduate and pursue rewarding careers.

For more information, see the company’s website at http://www.careered.com. The company’s website includes a detailed listing of individual campus locations and web links to its more than 75 colleges, schools, and universities.

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